As filed with the Securities and Exchange Commission on September 23 1999
                                                     Registration No. 333-83779
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933

                                ---------------

                               INTERWOVEN, INC.
            (Exact name of Registrant as specified in its charter)

         Delaware                    7372                    94-3221352
     (State or other          (Primary standard           (I.R.S. employer
     jurisdiction of      industrial classification     identification no.)
     incorporation or            code number)
      organization)
                               Interwoven, Inc.
                     1195 West Fremont Avenue, Suite 2000
                          Sunnyvale, California 94087
                                (408) 774-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                David M. Allen
                            Chief Financial Officer
                               Interwoven, Inc.
                     1195 West Fremont Avenue, Suite 2000
                          Sunnyvale, California 94087
                                (408) 774-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:

       Matthew P. Quilter, Esq.                Mark A. Bertelsen, Esq.
         Horace L. Nash, Esq.                   Jose F. Macias, Esq.
         Darren L. Nunn, Esq.                    Jon C. Avina, Esq.
        William L. Hughes, Esq.           WILSON SONSINI GOODRICH & ROSATI
          FENWICK & WEST LLP                  Professional Corporation
         Two Palo Alto Square                    650 Page Mill Road
      Palo Alto, California 94306            Palo Alto, California 94304
            (650) 494-0600                         (650) 493-9300
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

   Securities and Exchange Commission registration fee.............. $   13,900
   NASD filing fee..................................................      5,500
   Nasdaq National Market filing fee................................     95,000
   Accounting fees and expenses.....................................    225,000
   Legal fees and expenses..........................................    425,000
   Road show expenses...............................................     35,000
   Printing and engraving expenses..................................    250,000
   Blue sky fees and expenses.......................................     10,000
   Transfer agent and registrar fees and expenses...................     10,000
   Miscellaneous....................................................    120,600
                                                                     ----------
     Total.......................................................... $1,190,000
                                                                     ==========

---------------------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

  . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions,

  . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

  . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and

  .  the rights conferred in the Bylaws are not exclusive.

   The Registrant intends to enter into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

   Reference is also made to Section 7 of the draft Underwriting Agreement to be entered into between the Registrant and the underwriters, which will provide for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's Amended and Restated Certificate of Incorporation, Bylaws and the Indemnity Agreements to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

   The Registrant maintains directors' and officers' liability insurance.

   See also the undertakings set out in response to Item 17.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

   Exhibit Document                                                     Number
   ----------------                                                     ------
   Form of Underwriting Agreement......................................  1.01
   Registrant's Second Amended and Restated Certificate of
    Incorporation......................................................  3.03
   Registrant's Restated Bylaws........................................  3.04
   Third Amended and Restated Investors' Rights Agreement dated June
    10, 1999...........................................................  4.02
   Form of Indemnity Agreement......................................... 10.01

Item 15. Recent Sales of Unregistered Securities.

   Since inception we have issued and sold the following securities:

   1. We granted stock options to purchase 4,164,036 shares of our common stock at exercise prices ranging from $0.03 to $10.01 per share to our employees, consultants, directors, and other service providers under our 1996 Stock Option Plan and 1998 Stock Option Plan. Through August 31, 1999, we issued and sold an aggregate of 2,372,629 shares of our common stock to employees, consultants, directors, and other service providers at prices ranging from $0.03 to $10.01 per share under direct issuances or exercises of options granted under our 1996 Stock Option Plan and 1998 Stock Option Plan. All shares purchased under our 1996 Stock Option Plan and 1998 Stock Option Plan are subject to our right to repurchase such shares at their original exercise price. The repurchase feature generally expires for 25% of the shares after the first year of service and then expires ratably over the next 36 months.

   2. In March and June 1996, we issued and sold an aggregate of 1,800,000 shares of our Series A Preferred Stock to private investors for an aggregate purchase price of approximately $360,000. In March 1998, we repurchased 680,000 shares of our Series A Preferred Stock at $0.93 per share. The 1,120,000 shares of Series A Preferred Stock outstanding are convertible into 746,664 shares of common stock.

   3. In August 1996, we issued a warrant to a certain bank in connection with a loan agreement. The warrant is exercisable for 9,828 shares of Series B Preferred Stock. These shares of Series B Preferred Stock are convertible into 6,552 shares of common stock.

   4. In January 1997, in connection with a bridge loan that converted into Series B Preferred Stock, we issued warrants to private investors to purchase 93,298 shares of Series B Preferred Stock at an exercise price of $1.2862 per share. These shares of Series B Preferred Stock are convertible into 65,519 shares of common stock.

   5. In May and June 1997, we issued and sold an aggregate of 3,039,505 shares of our Series B Preferred Stock to private investors for an aggregate purchase price of approximately $3,890,566. These shares of Series B Preferred Stock are convertible into 2,134,548 shares of common stock.

   6. In March 1998, we issued and sold an aggregate of 6,241,619 shares of our Series C Preferred Stock to private investors for an aggregate purchase price of approximately $6,375,181, and warrants to purchase 918,124 shares of Series C Preferred Stock at an exercise price of $1.2862 per share. In connection with the Series D Preferred Stock financing, all warrants to purchase Series C Preferred Stock were exercised for an aggregate purchase price of approximately $1,180,891. These shares of Series C Preferred Stock are convertible into 4,773,161 shares of common stock.

   7. In October, November and December 1998, we issued and sold an aggregate of 3,741,217 shares of our Series D Preferred Stock to private investors for an aggregate purchase price of approximately $6,996,075. These shares of Series D Preferred Stock are convertible into 2,494,142 shares of common stock.

   8. In June 1999, we issued and sold an aggregate of 3,394,719 shares of our Series E Preferred Stock to private investors for an aggregate purchase price of approximately $19,214,109. These shares of Series E Preferred Stock are convertible into 2,263,136 shares of common stock.

   9. In July 1999, we issued 88,339 shares of Series E Preferred Stock and warrants to purchase 17,668 shares of Series E Preferred Stock to certain shareholders of Lexington Software Associates, Inc. in exchange for their shares of that company. These shares of Series E Preferred Stock are convertible into 58,888 shares of common stock. The shares issuable upon exercise of these warrants are convertible into 11,770 shares of common stock.

   10. In July 1999, we issued a warrant to purchase a number of shares of Series E Preferred Stock (for which we have requested confidential treatment) to General Electric in connection with a commercial transaction. The shares issuable upon exercise of this warrant are convertible into shares of common stock.

   All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

   All sales of preferred stock and warrants to purchase preferred stock were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith:

     Number                             Exhibit Title
     ------                             -------------
      1.01** Form of Underwriting Agreement.

      3.01** Registrant's Certificate of Incorporation.

      3.02** Registrant's Amended and Restated Certificate of Incorporation (to be filed in connection with our reincorporation from California to Delaware prior to consummation of this offering).

      3.03   Registrant's Second Amended and Restated Certificate of
              Incorporation (to be filed following the closing of this offering).

      3.04** Registrant's Restated Bylaws (to be adopted in connection with our reincorporation from California to Delaware prior to consummation of this offering).

      3.05** Registrant's Certificate of Designation (to be filed in connection with our reincorporation from California to Delaware prior to consummation of this offering).

     Number                             Exhibit Title
     ------                             -------------
      4.01   Form of Certificate for Registrant's common stock.

      4.02** Third Amended and Restated Investors' Rights Agreement, dated June
              10, 1999.
      5.01* Opinion of Fenwick & West LLP regarding legality of the securities being registered.

     10.01** Form of Indemnity Agreement between Registrant and each of its directors and executive officers.

     10.02** 1996 Stock Option Plan and related agreements.

     10.03** 1998 Stock Option Plan and related agreements.

     10.04** 1999 Equity Incentive Plan and related agreements.

     10.05** 1999 Employee Stock Purchase Plan and related agreements.

     10.06** Regional Prototype Profit Sharing Plan and Trust/Account Standard
              Plan Adoption Agreement AA #001.

     10.07** Employment Agreement between Interwoven, Inc. and Martin W. Brauns dated February 27, 1998.

     10.08** Offer Letter to David M. Allen from Interwoven, Inc. dated
              February 12, 1999.

     10.09** Offer Letter to Michael A. Backlund from Interwoven, Inc. dated
              May 1, 1998.

     10.10** Offer Letter to John Chang from Interwoven, Inc. dated January 20,
              1997.

     10.11** Offer Letter to Jeffrey E. Engelmann from Interwoven, Inc. dated
              December 11, 1998.

     10.12** Offer Letter to Steven Farber from Interwoven, Inc. dated June 14,
              1997.

     10.13** Offer Letter to Jack S. Jia from Interwoven, Inc. dated January 3,
              1997.

     10.14** Offer Letter to Peng T. Ong from Interwoven, Inc. dated February
              29, 1996.

     10.15** Offer Letter to Jozef Ruck from Interwoven, Inc. dated February
              18, 1999.

     10.16** Confidential Separation Agreement and Release, between Interwoven,
              Inc. and John Chang dated November 25, 1998.

     10.17** Confidential Separation Agreement and Release, between Interwoven,
              Inc. and Steven Farber dated February 12, 1998.

     10.18** Secured Promissory Notes between Interwoven, Inc. and Jeffrey E.
              Engelmann, dated as of April 19, 1999.

     10.19** Secured Promissory Notes between Interwoven, Inc. and Jozef Ruck, dated as of April 21, 1999.

     10.20** Built-To-Suit Lease Agreement dated March 18, 1997 between
              Sunnyvale Partners Limited Partnership and First Data Merchant
              Services Corporation.

     10.21** Sublease dated April 24, 1998 between First Data Merchant Services
              Corporation and Interwoven, Inc.

     10.22** Loan and Security Agreement, dated October 1997, as amended, between Interwoven, Inc. and Silicon Valley Bank.

     10.23** Agreement and Plan of Reorganization, dated June 30, 1999, by and among Interwoven, Inc., Lexington Software Associates, Inc. and certain Stockholders of Lexington Software Associates, Inc.

      Number                            Exhibit Title
      ------                            -------------
     10.24+** Standard Sales Agreement effective as of July 28, 1999 between
               Registrant and General Electric Company.

     10.25+** Preferred Stock Warrant to Purchase Shares of Series E Preferred
               Stock of Registrant.

     10.26+   Amended and Restated Loan and Security Agreement dated June 24,
               1999, between Silicon Valley Bank and Registrant.

     10.27 Intellectual Property Security Agreement dated June 24, 1999, between Silicon Valley Bank and Registrant.

     21.01**  Subsidiaries of the Registrant

     23.01*   Consent of Fenwick & West LLP (included in Exhibit 5.01).

     23.02**  Consent of PricewaterhouseCoopers LLP, independent accountants.

     24.01**  Power of Attorney.

     27.01**  Financial Data Schedule.

---------------------
 * To be filed by amendment
** Previously filed
 + Confidential treatment requested as to certain portions of this exhibit

   Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 23rd day of September, 1999.

                                          INTERWOVEN, INC.

                                                  /s/ David M. Allen
                                          By: _________________________________
                                             David M. Allen
                                             Vice President and Chief
                                             Financial Officer

   Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----
   *Martin W. Brauns                   President, Chief Executive September 23, 1999
______________________________________ Officer (principal
Martin W. Brauns                       executive officer) and a
                                       director
   /s/ David M. Allen                  Vice President and Chief   September 23, 1999
______________________________________ Financial Officer
David M. Allen                         (principal financial
                                       officer and principal
                                       accounting officer)

Additional Directors:


     *Peng T. Ong                      Chairman of the Board      September 23, 1999
______________________________________
Peng T. Ong

   *Kathryn C. Gould                   Director                   September 23, 1999
______________________________________
Kathryn C. Gould


    *Mark W. Saul                      Director                   September 23, 1999
______________________________________
Mark W. Saul


   *Mark C. Thompson                   Director                   September 23, 1999
______________________________________
Mark C. Thompson


                                       Director
______________________________________
Ronald E.F. Codd

*By:/s/ David M. Allen
  ____________________________
David M. Allen Attorney-in-
fact

                                 EXHIBIT INDEX

     Number                          Exhibit Title
     ------                          -------------
      3.03  Registrant's Second Amended and Restated Certificate of
             Incorporation (to be filed following the closing of this
             offering).

      4.01  Form of Certificate for Registrant's common stock.

     10.26+ Amended and Restated Loan and Security Agreement dated June 24,
             1999, between Silicon Valley Bank and Registrant.


     10.27 Intellectual Property Security Agreement dated June 24, 1999, between Silicon Valley Bank and Registrant.